Exhibit 99.1

Joint Filing Agreement, dated September 27, 2024

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows that such information is inaccurate.

Dated: September 27, 2024

JANA PARTNERS MANAGEMENT, LP

By:	/s/ Jennifer Fanjiang
Name:	Jennifer Fanjiang
Title:	Partner, Chief Legal Officer and Chief Compliance Officer

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

CANNAE HOLDINGS, LLC

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Managing Director, General Counsel and Corporate Secretary

/s/ Michael Joseph Burns
MICHAEL JOSEPH BURNS
/s/ Robert Bradshaw Henske
ROBERT BRADSHAW HENSKE

/s/ Chad Kinzelberg
CHAD KINZELBERG